Exhibit 15.1

August 1, 2018

Shareholders and Board of Directors

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Proxy Statement/Prospectus of First Midwest Bancorp, Inc. and Northern States for the registration of shares of First Midwest Bancorp, Inc.’s common stock of our report dated May 7, 2018 relating to the unaudited condensed consolidated interim financial statements of First Midwest Bancorp, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2018.

/s/ Ernst & Young LLP

Chicago, Illinois

August 1, 2018